Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 9 day of April, 2010 (“Effective Date”) by and between the River Rock Entertainment Authority (“Authority”), a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (“Tribe”), and David F. Fendrick (“Key Employee”).  The day on which the term of this Agreement begins shall be referred to as the “Commencement Date” and is further defined in Section 3 below.

The parties hereto expressly intend that this Agreement describe Key Employee’s relationship as an employee of the Authority and not as a management contractor, including but not limited to any management contractor referred to in 25 USC § 2711 and 25 CFR § 502.15. The parties have purposefully structured the terms and provisions of this Agreement consistent with, and in furtherance of this expressed intent.

1.       Employment. On and subject to the terms and conditions of this Agreement, the Authority hereby employs Key Employee, and Key Employee hereby accepts the employment offer by the Authority, as the Chief Executive Officer (CEO) of the Authority and as General Manager of the River Rock Casino (“Casino”), a wholly owned Tribal economic development project that is operated through the Authority. Key Employee shall assume overall management responsibility for the operation of all Authority and Casino related gaming operations.

2.         Reporting. Key  Employee shall report and be accountable to, and work under the direction of, the Authority’s Board of Directors (the “Authority Board”), or such Tribal agency or entity as the Authority, or if the Authority shall cease to exist, the Tribe’s Board of Directors (“Tribal Board”), may hereafter designate, which thereafter shall be regarded  herein as the Authority Board as that term is used in this Agreement.  Key Employee shall report to the Authority Board no less than monthly and as requested by the Authority Board with respect to all aspects of the Casino.  Without limiting the foregoing, Key Employee shall perform such executive duties as are commonly attendant upon the office of a casino CEO/GM and such further executive duties as may be specified from time to time by the Authority Board, which include:

(a)  Overall supervision of  the Casino and its staff,. departments, and operations, including but not limited to ensuring compliance with all procedures, controls, policies, and other requirements necessary to the efficient, profitable and legal operation of the Casino;

(b)  Planning and preparation of food, beverage and other services of the Casino;

(c)  Working in conjunction with the Tribe’s Human Resources Department to assure the recruitment and hiring of competent Casino managers, supervisors and employees;

(d)  Working with the Tribe’s Human Resources Department to recommend and participate in the design, preparation and implementation of Casino management, and employee policies and procedures, training programs; and matters related thereto;

(e) Structuring or restructuring, employing and terminating such employees with consultation from Human Resources (subject to the approval by the Authority Board with respect to the termination of any employee subject to a written employment agreement), and the implementation of all Casino personnel, wage and benefit policies, which policies shall be subject to Authority Board approval.

3.             Term. The term of this Agreement (“Term”) shall commence on the Commencement Date and shall end three (3) years after the Commencement Date, unless terminated earlier by the parties as provided herein. The Commencement Date shall be the last date following the Effective Date when 1) all documents as required prior to the commencement of employment have been submitted in satisfactory form to the Human Resources Department; 2) the Tribal Gaming Commission has issued a license permitting the Key Employee to hold the position contemplated in this Agreement; and 3) any background investigations, licenses or suitability findings have been made in accordance with applicable law as a condition to employment, provided that at the discretion of the Authority Board, in the event the Commencement Date does not occur within 30 days of the Effective Date, this Agreement may be terminated.

4.             Full-Time Service. Key Employee agrees that during the Term of this Agreement unless earlier terminated, he will commit his full time and energies to the duties imposed hereby and, further, agrees that during the term of this Agreement he will not (whether as an officer, director, member, employee, partner, proprietor, investor, security holder, lender, associate, consultant, adviser or otherwise) directly or indirectly, engage in the business of the Casino as a competitor or otherwise without the express prior written consent of the Authority Board.

5.             Compensation.

(a)  Key Employee will be paid a base salary of Three Hundred Thousand Dollars ($300,000.00) per annum (“Base Compensation”), subject to applicable withholding taxes and required deductions.

(b)  Base Compensation shall be paid every other work week on the day established by the Authority for all Casino employees.

(c)           Key Employee will be eligible for an annual bonus, at the discretion of the Authority Board, which will be payable within 45 days after the end of each Contract Year, and shall not exceed thirty percent (30%) of Key Employee’s Base Compensation, based on the following criteria:

(i)            Key Employee’s success in meeting or exceeding Casino performance criteria proposed by the Key Employee prior to the start of each Casino fiscal year and approved by the Authority Board;

(ii)           Key Employee’s success in establishing and successfully implementing various programs for the improvement and effective and profitable operation of the Casino established by the Authority and as to which the Key Employee is charged with responsibility; and

(iii)          Key Employee’s demonstrated leadership and communication skills.

(d)           Key Employee will be entitled, on the same basis as other employees of the Casino, to participate in and to receive benefits under any of the Casino’s employee benefit plans, if any, as such plans may be modified from time to time, except that Key Employee will be entitled to one week of vacation in excess of the Authority’s normal vacation policy for employees of the Casino, accrued in accordance with the Casino’s normal vacation policy.

(e)           The Authority will reimburse Key Employee all reasonable and necessary business expenses incurred on behalf of his employment during the performance of his duties under this Agreement, subject to the existing reimbursement policy established by the Authority and such expenses being within an annual budget approved by the Authority Board, or if there is none, the average amount expended for such purposes over the previous three year period.

Such reimbursements shall be supported by adequate record-keeping and other requirements as may be necessary or appropriate to comply with the Internal Revenue Code.

(f)            Key Employee will have the right to be reimbursed for any legal fees incurred as the result of defending himself in any third party lawsuit arising out of Key Employee’s obligations under this Agreement, except for conduct that constitutes a basis for Good Cause termination under Section 7.3 below; provided that all such defenses shall be managed and controlled by the Authority and with counsel reasonably approved by Authority. Key Employee is and will continue to be covered under the Authority’s errors and omissions insurance as such insurance covers all members of the Authority Board.

6.  Licensing Issues. Key Employee warrants and represents that he is eligible and suitable for a background clearance and license as being suitable for holding a key employee or manager’s position in a gaming establishment under Tribal, State and federal law. Key Employee agrees to timely apply for any license(s) and background investigations as may be required under applicable law and as may be necessary to enable him to engage in his employment hereunder. The Authority or the Casino shall pay all costs associated with such licensing and backgrounding. Key Employee will maintain all gaming licenses and suitability determinations in good standing as a continuing condition of his employment under this Agreement, and shall notify the Dry Creek Gaming Commission (“Tribal Gaming Commission”) of any information that is material to, or a change from, any information sought or contained in his Tribal gaming license application or his suitability in general for a gaming license, and shall do so as soon as possible after such information is known to Key Employee.

7.             Termination.

7.1           Either the Authority or the Key Employee may terminate this Agreement and Key Employee’s employment at any time, but any termination shall be subject to the terms set forth below.

7.2           The termination, revocation or final disapproval of any license or suitability determination required by law to be held by or determined with respect to Key Employee in connection with his employment at or in connection with the Casino or any other gaming activities of the Authority, or a final determination by any governmental gaming licensing or backgrounding agency that Employee is unsuitable for employment in gaming, shall be grounds for the immediate termination of Key Employee.

7.3           The Authority may terminate Key Employee and this Agreement for “Good Cause” at any time after such Good Cause has occurred.  For purposes of this Agreement, Good Cause means:

(a)           Key Employee’s conviction in state or federal court of any felony, or of any crime involving moral turpitude, including, but not limited to those involving fraud, theft, embezzlement, dishonesty, or a violation of any gaming law; any act of dishonesty, moral turpitude, or theft; or any conduct which reflects negatively on the honesty, integrity or fairness of the Tribe, the Casino or the Authority or its officers, directors, employees, representatives, or members;

(b)           Any act or failure to act by Key Employee that places the Tribe, the Authority or the Casino in violation of the law, including but not limited to IGRA, the Compact or the Ordinance;

(c)           Key Employee’s gross negligence or willful misconduct in performing, or the deliberate or intentional refusal or failure (except by reason of disability) to perform, his duties as CEO/GM or to follow the lawful directives, orders or mandates of the Authority Board, the NIGC, the State or the Tribal Gaming Commission issued in order to carry out the requirements of IGRA, the Compact or the Ordinance;

(d)           Key Employee’s possession, use, or being under the influence of any unlawful controlled substance at any time, or abusing a lawful substance or being inebriated at the workplace, during the Term of this Agreement.  Employee consents to drug and alcohol testing in accordance with applicable law in order to determine compliance with this subsection.

(e)           The discovery or development of a criminal record or any reputation, prior activities, habits or associations which might reasonably be deemed to pose a threat to the public interest or to the effective regulation of gaming, or in Key Employee’s background which might reasonably be deemed to create or enhance the dangers of unsuitable, unfair, or illegal practices and methods and activities in the conduct of gaming;

(f)            Key Employee’s intentional omission or misrepresentation of any fact required to be disclosed on any license, suitability or backgrounding application or questionnaire, or in any gaming regulatory agency or law enforcement investigation, in connection with his employment,  licensing or backgrounding; Key Employee’s knowing failure to timely report any change in any such information when known; or Key Employee’s refusal to timely provide such information or cooperate in any investigation when requested to do so by such regulatory or law enforcement agency;

(g)           The physical or mental incapacity of Employee for a period of 90 consecutive days which, in the opinion of a health care provider mutually acceptable to the parties, renders Key Employee substantially unable to perform the essential functions of his CEO/GM position;

(h)           Aiding a competitor, or the unauthorized disclosure of confidential or proprietary information;

(i)            Gross neglect or willful disregard of the rules, laws or customs governing conduct on the Dry Creek Rancheria, or knowingly or through  gross negligence permitting others under his supervision to do so;

(j)            Deliberate failure by Key Employee to obey lawful orders given by the Authority Board in connection with his duties as CEO/GM;

(k)           Any material breach of this Agreement by Key Employee.

7.4           If the Authority terminates Key Employee for Good Cause, his employment and this Agreement may, at the discretion of the Authority Board, be terminated immediately or at such other date as the Authority Board shall determine “Actual Termination Date”. Key Employee shall faithfully and competently perform his duties through the Actual Termination Date.  If the termination is for Good Cause, no compensation or benefits shall be due, paid or provided to Key Employee other than the salary and benefits (but not including any bonuses or severance payments) earned by Key Employee prior to the Actual Termination Date, except to the extent required by law.

7.5           If the Key Employee resigns for any reason, the following shall apply:

(a.)          Key Employee shall provide Authority with at least 30 calendar days’ advance written notice prior to the intended resignation date, provided that notwithstanding such notice, the Authority in its sole discretion may waive any or all of the 30-day notice and accept Key Employee’s resignation and terminate his employment and this agreement effective immediately or as of any Actual Termination Date which is set by the Authority Board for a termination during said 30-day notice period.

(b.)          Key Employee agrees that following such notice of resignation and until the Actual Termination Date, he shall faithfully carry out all of his employment responsibilities under this Agreement and as the Board shall assign and shall make no statements concerning his resignation without the written consent of the Board.

(c.)          Provided that Key Employee fulfills his employment duties

if employment continues during said 30-day period, Key Employee will continue to be paid, on a pro rata basis, his annual salary for services performed through the Actual Termination Date, but following his notice of resignation shall not accrue or be paid any PTO with respect to said period, and shall waive any right to any bonus or severance payment whatsoever.

(d)           Notwithstanding any other provision of this Agreement, any resignation by Key Employee will constitute a waiver and release by Key Employee of all claims, whether known or unknown, against the Tribe, the Authority and the Casino, and their respective members, officers, directors, employees, agents, representatives, heirs, assigns, attorneys, and successors. Key Employee waives the provisions of California Civil Code § 1542, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Following Key Employees notice of resignation, Key Employee shall not accrue or be paid any PTO with respect to the period, between the notice of termination and the Actual Termination Date, if any and shall waive any right to any bonus or severance payment whatsoever.

8.             Termination by Authority.  Should the Authority terminate Key Employee without Good Cause, the Authority shall provide the Key Employee sixty (60) days written notice.  Should the Authority require the Key Employee to leave his position prior to the Sixty (60) days, the Authority shall pay the Key Employee for the time not worked.

As sole compensation for such termination, and provided such termination is more than 90 days following the Commencement Date and Key Employee executes a release and waiver as described in Section 7.5 (d) above,  the Authority shall pay to Key Employee an amount equal to his salary for a period of three (3) months from the Actual Date of Termination, together with all employee benefits during that three-month period which he would have earned had he remained employed during said period.

9.             Mutual Termination. Key Employee and the Authority may terminate this Agreement by mutual agreement at any time upon such terms and conditions as are mutually agreeable

10.           Confidentiality of Proprietary Information. Any information acquired by Key Employee while in the employ of the Authority related to employee lists, patron lists, marketing plans, operating procedures and other information proprietary to the Authority or the Casino are acknowledged by Key Employee to be confidential information belonging to the Authority, and Key Employee shall not disclose such information without the express written authorization of the Authority except in the ordinary course of the business of the Casino. Key Employee shall, upon termination of this Agreement for any reason whatsoever, turn over to the Authority any and all copies he may have of employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Authority or the Casino. Key Employee acknowledges that employee lists, patron lists, marketing programs, operating procedures and other information proprietary to the Authority or the Casino are confidential and proprietary information belonging to the Authority and the Authority may exercise any and all remedies available to it at law or in equity to enforce this Agreement with respect to non-disclosure of any such proprietary information to which Key Employee has or will become privy while an employee of Authority. Particularly, the parties agree that, because of the nature of the subject matter of this paragraph 10, in event of a threat or danger of disclosure of such information, it could be extremely difficult to determine the actual damages suffered or to be suffered by Authority in the event of a breach of this Agreement by Key Employee. Accordingly, Authority shall be entitled to injunctive relief (both temporary and permanent), it being acknowledged and agreed that any such actual or threatened breach will cause irreparable injury to Authority and that money damages alone will not provide an adequate remedy to Authority. Notwithstanding the foregoing, Authority also shall be entitled to money damages for any loss suffered or to be suffered as a consequence of Key Employee’s breach of this Agreement. The parties acknowledge that this provision shall survive the termination of this Agreement.

11.   Assignment. This Agreement may be assigned by the Authority to any entity formed by the Tribe or the Authority for the express purpose of operating the Casino and any related economic development activities. This Agreement contemplates the personal services of Key Employee and neither this Agreement nor any of the rights herein granted to Key Employee or the duties assumed by him hereunder may be assigned by him.

12.  Miscellaneous.

(a.)    Key Employee represents to Authority that there are no restrictions to which he is subject or agreements to which he is a party that would be violated by his execution of this Agreement and his employment hereunder.

(b)     This Agreement and all questions relating to its validity,

interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Dry Creek Rancheria.

(c)           No amendment to this Agreement or any attempted waiver of a provision of this Agreement shall be effective unless in writing and signed by the parties to this Agreement.

(d)           Any controversy that arises out of this Agreement shall be determined in accordance with the laws of the Tribe. In no event shall any liability of the Tribe, the Authority, Tribal Gaming Commission or the Casino or any of them exceed an amount equal in total to three (3) months of the Compensation for a one year period.

The Parties have executed this Agreement this 9 day of March, 2010, effective as of the Effective Date first written above.

RIVER ROCK ENTERTAINMENT AUTHORITY

By:	/s/ Harvey Hopkins	Date: April 9, 2010

Harvey Hopkins, Chairman

KEY EMPLOYEE

By:	/s/ David F. Fendrick	Date: April 9, 2010

David F. Fendrick